SUBSCRIPTION DOCUMENTS

FOR

X1 CAPITAL INC.

Confidential

X1 Form of Subscription Documents 7-18-23Page 1 of 41

DIRECTIONS FOR THE COMPLETION

OFTHE SUBSCRIPTION DOCUMENTS

Prospective investors must complete the Subscription Agreement (the “Subscription Agreement”), the Investor Questionnaire (the “Investor Questionnaire”) and any necessary attachments (the Subscription Agreement, the Investor Questionnaire and all such attachments collectively, the “Subscription Documents”) contained in this package in the manner described below. Capitalized terms not defined herein are used as defined in the Private Placement Memorandum X1 Capital Inc., a Maryland Corporation (as amended, restated and/or supplemented from time to time). For purposes of these Subscription Documents, the “Investor” is the person or entity for whose account the common stock is being purchased and that can satisfy the representations and warranties set forth in the Subscription Documents. Another person or entity with investment authority may execute the Subscription Documents on behalf of the Investor, but should indicate the capacity in which it is doing so and the name of the Investor.

1.Subscription Agreement:

(a)Each Investor should fill in the amount of the Capital Commitment, date, print the name of the Investor and sign (and print name, capacity and title of signatory, if applicable) on page 14.

2.Investor Questionnaire:

(a)In Section A, each Investor should fill in its name, type of entity, address, tax identification or social security number, contact person(s), telephone and facsimile numbers, email address, and the other requested information.

(b)Each Investor should check the box or boxes in Section B which are next to the category or categories under which the Investor qualifies as an “accredited investor”.

(c)Each Investor that is an individual should respond to the question in Section C.

(d)Each Investor that is an entity should provide the information and respond to the questions in Section D.

(e)Each Investor should respond to the questions in Section E.

(f)Each Investor should respond to the questions in Section F.

(g)Print the name of the Investor and sign (and print name, capacity and title of signatory, if applicable) on page 11 of the Investor Questionnaire.

3.Customer Identification Program — Documentation Requirements (if the documentation may have previously been submitted, please contact the Company to confirm.)

(a)Formation: Organized entities, including corporations, partnerships, limited liability companies, and trusts: provide a certificate of formation and formation agreement.

(b)Identification: Investors who are natural persons: provide a current (i.e., non-expired) copy of a government issued photo identification.

Corporations, partnerships, limited liability companies, and trusts: provide a current (i.e., non-expired) copy of a government issued photo identification of natural persons who ultimately, directly or indirectly, benefit from 10% or more of the proceeds of the entity or hold 10% or more of the control rights.

Upon review of the above documents, the Company may require additional documentation in order to satisfy its requirements for Know Your Customer and Anti-Money Laundering.

4.Tax Forms:

Each U.S. Investor is required to fill in and sign and date the attached Form W-9 and each non-U.S. investor is required to fill in and date the relevant Form(s) W-8 (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP), as applicable, in accordance with the instructions to such Form, and in the event that any applicable reduction or exemption from U.S. federal withholding tax is claimed, is required to provide all applicable attachments or addendums as required to claim such exemption or reduction.

5.Evidence of Authorization:

Each Investor must provide valid evidence of authorization, such as a list of authorized agents, and a current copy of a government issued photo identification for the individual(s) authorized to sign the Subscription Documents.

(a)For Corporations: Generally, Investors which are corporations must submit certified corporate resolutions authorizing the subscription and identifying the corporate officer empowered to sign the Subscription Documents.

(b)For Partnerships: Partnerships must submit a certified copy of the partnership certificate (in the case of limited partnerships) or partnership agreement identifying the general partners.

(c)For Limited Liability Companies: Limited liability companies must submit a certified copy of the limited liability operating agreement or certificate of formation identifying the manager or managing member, as applicable, empowered to sign the Subscription Documents.

(d)For Trusts: Trusts must submit a copy of the trust agreement.

(e)For Employee Benefit Plans: Employee benefit plans must submit a certificate of an appropriate officer certifying that the subscription has been authorized and identifying the individual empowered to sign the Subscription Documents.

6.Delivery of Subscription Documents:

Two (2) original completed and executed copies of the Subscription Agreement and the Investor Questionnaire, together with the Form W-9 or W-8, (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP), as applicable, and any required evidence of authorization, should be delivered to the Company at the following address:

X1 Capital Inc.

Attn: James Hickey

6637 S Winding Brook Dr.

Fairhope, AL 36532

In addition, please send (i) the completed and executed Subscription Agreement, (ii) the completed and executed Investor Questionnaire, (iii) the completed Form W-9 or W-8 (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP), as applicable, and (iv) any required evidence of authorization to X1 Capital Inc., by electronic mail to the attention of “James Hickey” at jhickey@arisks.com as soon as possible.

Inquiries regarding subscription procedures (including if the Investor Questionnaire indicates that any Investor’s response to a question requires further information) should be directed to James Hickey at jhickey@arisks.com. If the Investor’s subscription is accepted (in whole or in part) by the Company, a fully executed set of the Subscription Documents will be returned to the Investor.

7. Wire Instructions:

In connection with an Investor’s investment, the Investor shall be required to contribute capital pursuant to Funding Notices (as defined below). Upon receipt of a Funding Notice, payment shall be sent by wire transfer pursuant to the wire instructions set forth below. Notwithstanding the foregoing, wire instructions may change in the sole discretion of the Company. Therefore, Investors should wire funds in accordance with the wire instructions set forth in any Funding Notice issued by the Company. To the extent there is any discrepancy in the wire instructions set forth below and the wire instructions set forth in a Funding Notice, the wire instructions in such Funding Notice shall prevail.

Please wire funds to:

Bank:

ABA #:

Account Name:

Account #:

Notation: «Investor Name»

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X1 Form of Subscription Documents 7-18-23Page 2 of 41

SUBSCRIPTION AGREEMENT

X1 Capital Inc.

6637 S Winding Brook Dr.

Fairhope, AL 36532

Ladies and Gentlemen:

1.Subscription.

(a)The undersigned (the “Investor”) subscribes for and agrees to purchase shares of common stock, par value $0.01 per share (“Shares”), in X1 Capital, Inc. (“X1 Capital” or the “Company”) with a capital commitment (“Capital Commitment”) in the amount set forth on the signature page below. The Investor acknowledges and agrees that this subscription (i) is irrevocable on the part of the Investor, (ii) is conditioned upon acceptance by or on behalf of the Company, and (iii) may be accepted or rejected in whole or in part by the Company in its sole discretion. The Investor agrees to be bound by all the terms and provisions of the Company’s Private Placement Memorandum, as amended, restated and/or supplemented from time to time (the “Memorandum”) related to the Company’s private offering of Shares (the “Offering”), the Company’s Bylaws, substantially in the form attached hereto as Appendix A, as amended from time to time (the “Bylaws”), the Company’s Articles of Incorporation, substantially in the form attached hereto as Appendix B, as amended from time to time (the “Charter”), and Subscription Agreement (the “Subscription Agreement”). Capitalized terms not defined herein are used as defined in the Memorandum. The Company expects to enter into separate Subscription Agreements (the “Other Subscription Agreements,” and, together with this Subscription Agreement, the “Subscription Agreements”) with other investors (the “Other Investors,” and together with the Investor, the “Investors”), providing for the sale of Shares to the Other Investors. This Subscription Agreement and the Other Subscription Agreements are separate agreements, and the sales of Shares to the undersigned and the Other Investors are separate sales.

(b)The Investor agrees to purchase Shares in this Offering for an aggregate purchase price equal to its Capital Commitment, payable at such times and in such amounts as required by the Company, under the terms and subject to the conditions set forth herein. On each Capital Drawdown Date (as defined below), the Investor agrees to purchase from the Company, and the Company agrees to issue to the Investor, a number of Shares equal to the Drawdown Share Amount (as defined below) at an aggregate price equal to the Drawdown Purchase Price (as defined below); provided, however, that in no circumstance will an Investor be required to purchase Shares for an amount in excess of its Unused Capital Commitment (as defined below).

“Drawdown Purchase Price” shall mean, for each Capital Drawdown Date, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Company from all Investors on that Capital Drawdown Date, by (ii) a fraction, the numerator of which is the Unused Capital Commitment of the Investor and the denominator of which is the aggregate Unused Capital Commitments of all Investors that are not Defaulting Investors or Excluded Investors (as defined below).

“Drawdown Share Amount” shall mean, for each Capital Drawdown Date, a number of Shares determined by dividing (i) the Drawdown Purchase Price for that Capital Drawdown Date by (ii) the applicable Per Share Price (as defined below), with the resulting quotient adjusted to the nearest whole number to avoid the issuance of fractional shares.

“Per Share NAV” shall mean, for any Capital Drawdown Date or Catch-Up Date (as defined below), the net asset value per Share, as determined by the Company’s Board of Directors (including any committee of the Board, the “Board”), as of the end of the most recent calendar quarter prior to the date of the Funding Notice (as defined below).

“Per Share Price” shall mean, for any Capital Drawdown Date or Catch-Up Date (as defined below), an amount in U.S. dollars equal to the greater of (i) $25.00 or (ii) the Per Share NAV; provided, that the Per Share Price shall be subject to the limitations of Section 23 under the Investment Company Act of 1940, as amended (the “1940 Act”).

“Unused Capital Commitment” shall mean, with respect to an Investor, the amount of such Investor’s Capital Commitment as of any date reduced by the aggregate amount of contributions made by that Investor at all previous Capital Drawdown Dates and any Catch-Up Date pursuant to Section 1(b) and Section 2(c), respectively.

2.Closings.

(a)The initial closing of this Offering will take place as soon as practicable in the sole discretion of the Adviser upon the receipt of aggregate Capital Commitments totaling at least $50 million (such date being the “Initial Closing Date,” and the date on which each subsequent closing occurs, a “Subsequent Closing Date,” and each Subsequent Closing Date with the Initial Closing Date shall be referred to herein as the “Closing Date”). The Company may accept additional Capital Commitments on one or more Subsequent Closing Dates until a date that is no more than twenty-four (24) months after the Initial Closing Date (the “Final Closing”).

(b)The Investor agrees to provide any information reasonably requested by the Company to verify the accuracy of the representations contained herein, including without limitation the investor questionnaire (the “Investor Questionnaire”). Promptly after the Closing Date, the Company will deliver to the Investor or its representative, if the Investor’s subscription has been accepted, a countersigned copy of this Subscription Agreement and other documents and instruments necessary to reflect the Investor’s status as an investor in the Company, including any documents and instruments to be delivered pursuant to this Subscription Agreement.

(c)The Company may enter into Other Subscription Agreements with Other Investors on a Subsequent Closing Date and any Other Investor whose subscription has been accepted at such Subsequent Closing Date referred to as a “Subsequent Investor.” Notwithstanding the provisions of Sections 1(b) and 3, on one or more dates to be determined by the Company that occur on or following the Subsequent Closing Date but no later than the next succeeding Capital Drawdown Date (each, a “Catch-Up Date”), each Subsequent Investor shall be required to purchase from the Company a number of Shares with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Shares by the Subsequent Investor in the aggregate for all Catch-Up Dates, such Subsequent Investor’s Invested Percentage (as defined below) shall be equal to the Invested Percentage of all prior Investors (other than any Defaulting Investors or Excluded Investors) (the “Catch-Up Purchase Price”). Upon payment of the Catch-Up Purchase Price by the Investor on a Catch-Up Date and payment by Other Investors of the requisite amount, the Company shall issue to each such Subsequent Investor a number of Shares determined by dividing (x) the Catch-Up Purchase Price for such Subsequent Investor by (y) the Per Share Price for such Subsequent Investor as of a Catch-Up Date. For the avoidance of doubt, in the event that the Catch-Up Date and a Capital Drawdown Date occur on the same calendar day, such Catch-Up Date (and the application of the provisions of this Section 2(c)) shall be deemed to have occurred immediately prior to the relevant Capital Drawdown Date.

“Invested Percentage” means, with respect to an Investor, the quotient determined by dividing (i) the aggregate amount of contributions made by such Investor pursuant to Section 1(b) and this Section 2(c) by (ii) such Investor’s Capital Commitment.

(d)At each Capital Drawdown Date following any Subsequent Closing Date, all Investors, including Subsequent Investors, shall purchase Shares in accordance with the provisions of Section 1(b); provided, however, that notwithstanding the foregoing, the definitions of Drawdown Share Amount and Per Share Price and the provisions of Section 3(b), nothing in this Subscription Agreement shall prohibit the Company from issuing Shares to Subsequent Investors whose subscriptions are accepted after the Closing Date at a Per Share Price greater than the Per Share NAV at the time of issuance.

(e)In the event that any Investor is permitted by the Company to make an additional capital commitment to purchase Shares on a date after its initial subscription has been accepted, such Investor will be required to enter into a separate Subscription Agreement with the Company, it being understood and agreed that such separate Subscription Agreement will be considered to be an Other Subscription Agreement for the purposes of this Subscription Agreement.

3.Capital Drawdowns.

(a)Subject to Section 3(e), purchases of Shares will take place on dates selected by the Company in its sole discretion (each, a “Capital Drawdown Date”) and shall be made in accordance with the provisions of Section 1(b).

(b)The Company shall deliver to the Investor by electronic mail, at least ten (10) Business Days prior to each Capital Drawdown Date, a notice (each, a “Funding Notice”) setting forth (i) the Capital Drawdown Date, (ii) the aggregate number of Shares to be sold to all Investors on the Capital Drawdown Date and the aggregate purchase price for such Shares, (iii) the applicable Drawdown Share Amount, Drawdown Purchase Price and Per Share Price and (iv) the account to which the Drawdown Purchase Price should be wired. For the purposes of this Subscription Agreement, the term “Business Day” shall have the meaning ascribed to it in Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Notwithstanding the 10 Business Day notice requirement set forth in the previous sentence, the Investor agrees to satisfy the Funding Notice set forth in Appendix I for the initial Capital Drawdown Date upon at least five (5) Business Days prior to the initial Capital Drawdown Date.

(c)The delivery of a Funding Notice to the Investor shall be the sole and exclusive condition to the Investor’s obligation to pay the Drawdown Share Purchase Price identified in each Funding Notice, and shall represent the Company’s acceptance of the Investor’s irrevocable and ongoing offer to purchase Shares.

(d)On each Capital Drawdown Date, the Investor shall pay the Drawdown Purchase Price to the Company by bank wire transfer in immediately available funds in U.S. dollars to the account specified in the Funding Notice.

(e)By the third anniversary of the Final Closing (the period ending on such date being the “Commitment Period”), any Unused Capital Commitment (other than any Defaulted Commitment (as defined below)) shall automatically be reduced to zero, except to the extent necessary to pay amounts due under Funding Notices that the Company may thereafter issue to: (A) pay Company expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to the Commitment Period, (B) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (C) fund follow-on investments made in existing portfolio companies within three (3) years from the end of the Commitment Period that, in the aggregate, do not exceed five percent (5%) of total Capital Commitments, (D) fund obligations under any Company guarantee or indemnity made during the Commitment Period and (E) fulfill obligations with respect to any Defaulted Commitment.

(f)Notwithstanding anything to the contrary contained in this Subscription Agreement, the Company shall have the right (a “Limited Exclusion Right”) to exclude any Investor (such Investor, an “Excluded Investor”) from purchasing Shares from the Company on any Capital Drawdown date or participating in a Spin-Off transaction if, in the reasonable discretion of the Company, there is a substantial likelihood that such Investor’s purchase or exchange of Shares at such time would (i)(A) result in a violation of, or noncompliance with, any law or regulation to which such Investor, the Company, the Adviser, any Other Investor or a portfolio company would be subject or (B) cause the investments of “Benefit Plan Investors” (within the meaning of Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and certain Department of Labor regulations) to be significant and the assets of the Company to be considered “plan assets” under ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (ii) cause any new fund formed in connection with a Spin-Off transaction to (A) be in violation of, or noncompliance with, any law or regulation to which such fund would be subject or (B) cause the investments of Benefit Plan Investors to be significant and the assets of any such fund to be considered “plan assets” under ERISA or Section 4975 of the Code.

4.Pledging. Without limiting the generality of the foregoing, the Investor specifically agrees and consents that the Company may, at any time, and without further notice to or consent from the Investor (except to the extent otherwise provided in this Subscription Agreement), grant security over and, in connection therewith, Transfer (as defined in Section 8(d)) its right to draw down capital from the Investor pursuant to Section 3, and the Company’s right to receive the Drawdown Share Purchase Price (and any related rights of the Company), to lenders or other creditors of the Company, in connection with any indebtedness, guarantee or surety of the Company; provided, that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to Section 3.

5.Dividends; Dividend Reinvestment Program.

(a)As described more fully in the Memorandum, the Company generally intends to distribute, out of assets legally available for distribution, substantially all of its available earnings, on a quarterly basis, subject to the discretion of the Board. The Company has adopted a plan in which the Company will reinvest all cash dividends declared by the Board on behalf of Investors who do not elect to receive their dividends in cash, crediting to each such Investor a number of Shares equal to: the quotient determined by dividing the cash value of the dividend or distribution payable to such Investor by the net asset value per Share determined as of the valuation date fixed by the Board for such dividend. The Investor may elect to receive any or all such dividends in cash by notifying the Adviser, or, in the case of Investors whose shares are held by a broker or other financial intermediary, such broker or other financial intermediary, in writing no later than ten (10) days prior to the record date for the first dividend that the Investor wishes to receive in that form. The Investor and the Company agree and acknowledge that any dividends received by the Investor or reinvested by the Company on the Investor’s behalf shall have no effect on the amount of the Investor’s Unused Capital Commitment.

(b)The Company represents and warrants that it shall not make any in-kind distributions consisting of securities that are not Marketable Securities or common stock of the Company except in connection with liquidation distributions conducted in connection with the dissolution of the Company in accordance with the Maryland General Corporation Law. “Marketable Securities” means securities which are traded or quoted on the New York Stock Exchange, American Stock Exchange or the Nasdaq Global Market or on a comparable securities market or exchange now or in the future.

6.Remedies upon Investor Capital Drawdown Default.

(a)Except as otherwise provided in this Subscription Agreement, upon any failure by an Investor to pay all or any portion of the purchase price due from such Investor on any Capital Drawdown Date (such amount, together with the full amount of such Investor’s remaining Capital Commitment, a “Defaulted Commitment”), interest will accrue at the Default Rate (as defined below) on the outstanding unpaid balance of such purchase price, from and including the date such purchase price was due until the earlier of the date of payment of such purchase price by such Investor (or a transferee) or the date on which such Share is transferred. The Default Rate with respect to any period shall be the lesser of (a) a variable rate equal to the prime rate of interest in effect (as reported in the Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law (the “Default Rate”). The Company, in its discretion, may waive the requirement to pay interest, in whole or in part.

(b)In the event a Defaulted Commitment remains uncured for a period of ten (10) Business Days, the Company shall be permitted to declare such Investor to be in default of its obligations under this Subscription Agreement (any such Investor, a “Defaulting Investor”) and shall be permitted to pursue one or any combination of the following remedies:

i.Cause the Defaulting Investor to forfeit, at each Capital Drawdown Date, such number of its Shares as is necessary to prevent any increase in such Defaulting Investor’s Shares’ aggregate net asset value as a result of the contribution of capital by Other Investors with respect to their Shares, which forfeited Shares may be cancelled on the Company’s books and records or may be transferred to the Other Investors (other than any defaulting Other Investor), in each case without any action by the Defaulting Investor;

ii.Impose a Default Charge upon the Defaulting Investor pursuant to Section 6(c);

iii.Offer all of the Defaulting Investor’s Shares to the Other Investors (other than any defaulting Other Investor) or third parties for purchase at a price equal to the lesser of the then net asset value of such Shares or the highest price reasonably obtainable by the Company, subject to such other terms as the Company in its discretion shall determine, which offer(s) shall be binding upon the Defaulting Investor if the purchasing Other Investors or third parties agree to assume the related Capital Commitment with respect to such Shares of the Defaulting Investor, including any portion then due and unpaid, and the Company pursuant to its authority under Section 10 may execute on behalf of the Defaulting Investor any documents necessary to effect the Transfer (as defined in Section 8(d)) of the Defaulting Investor’s Shares pursuant to this Section 6(b)(ii); provided, however, that notwithstanding anything to the contrary contained in this Subscription Agreement, no Shares shall be transferred to any Other Investor pursuant to this Section 6(b)(ii) in the event that such Transfer (as defined in Section 8(d)) would (x) violate the Securities Act of 1933, as amended (the “1933 Act”), 1940 Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such Transfer (as defined in Section 8(d)), (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to extent necessary to avoid the occurrence of the consequences contemplated herein);

iv.Assist the Defaulting Investor in selling its Shares (subject to applicable law), with the full assumption by the buyer of the Defaulting Investor’s Capital Commitments thereto, including any portion then due and unpaid;

v.Accept a late contribution from the Defaulting Investor, with interest (if any), in satisfaction of its then-outstanding obligation to contribute hereunder; or

vi.Pursue and enforce all of the Company’s other rights and remedies against the Defaulting Investor under this Subscription Agreement and applicable law and/or at equity, including but not limited to the commencement of a lawsuit to collect the unpaid Capital Commitment, interest, costs, and reimbursement (with interest at the Default Rate) for any other damages suffered by the Company.

If a Defaulting Investor’s Shares are sold pursuant to Sections 6(b)(ii) or 6(b)(iii) above, or if the Company exercises its discretion to accept a late contribution pursuant to Section 6(b)(iv) above, the Company shall not impose a Default Charge pursuant to Section 6(c) below. Otherwise, to the maximum extent permitted by law, the remedies set forth above shall be cumulative, and the use by the Company of one or more of them against a Defaulting Investor shall not preclude the use of any other such remedy. The Company may pursue and enforce all rights and remedies it may have against a Defaulting Investor. Notwithstanding anything to the contrary in this Subscription Agreement, the Company will hold the Defaulting Investor responsible for all fees and expenses, including without limitation, attorneys’ fees or sales commissions, incurred as a result of the default. The Investor agrees that this Section 6 is solely for the benefit of the Company and shall be interpreted by the Company against a Defaulting Investor in the discretion of the Company. The Investor further agrees that the Investor cannot and will not seek to enforce this Section 6 against the Company or any other investor in the Company.

(c)The Investors agree that the damages suffered by the Company as the result of a Defaulted Commitment will be substantial and that such damages cannot be estimated with reasonable accuracy. To the maximum extent permitted by applicable law, as a penalty, and subject to Section 6(b) above, the Company may cause a Defaulting Investor to forfeit up to an additional amount of Shares equal to 50% of the Shares such Defaulting Investor subscribed for, respectively (the “Default Charge”) after application of Section 6(b)(i), which forfeited Shares may be cancelled on the Company’s books and records without any action by the Defaulting Member.

(d)Subject to any Default Charge imposed pursuant to Section 6(c), the Company may withhold any distributions that otherwise would be made to a Defaulting Investor until such time as the Company makes its final liquidating distribution, or until such earlier time as the Company may determine. Any distributions so withheld, or the proceeds thereof, shall be placed in a separate escrow account and may only be used by the Company to offset obligations of such Defaulting Investor. Upon the final liquidating distribution or such earlier time as the Company determines, if there are funds remaining in the escrow account after paying or reserving for all possible current and future obligations of such Defaulting Investor, such funds shall be distributed to such Defaulting Investor. If the Company has withheld in-kind distributions from an Investor pursuant to this Section 6(d) and subsequently determines to pay the withheld distributions to such Investor, it may elect to (i) pay cash to such Investor in lieu of any distributions which were made to non-defaulting Investors in kind and withheld from such Investor, but the Company shall not, in such event, be liable to such Investor for any subsequent increase in the value of any securities that would have been distributed to such Investor had such Investor not defaulted, or (ii) deliver to such Investor the securities or other assets (or substantially identical securities or assets) such Investor would have received had the distribution to such Investor not been withheld, but the Company shall not, in such event, be liable for any diminution in the value of such securities or other assets subsequent to the date such securities would have been distributed. Any losses incurred by the Company upon the disposition of the securities or other assets that would otherwise have been distributed to the Defaulting Investor in kind shall be for the account of the Defaulting Investor.

(e)

i.The Company, in its sole discretion, may determine that no additional capital contribution shall be accepted from a Defaulting Investor, in which case the Company shall so notify the Defaulting Investor and, following the date that such notice is given to the Defaulting Investor, the Company shall not call for additional capital contributions from such Defaulting Investor.

ii.If the Company has given the notice described in Section 6(e)(i) and such Defaulting Investor’s aggregate amount of contributions with respect to its Shares has been reduced to zero (by application of the Default Charge or otherwise), then the Defaulting Investor’s Shares shall be forfeited without compensation and the Defaulting Investor shall no longer be a stockholder of the Company, and the Company shall have no further obligation to the Defaulting Investor.

iii.If a portion or all of the Shares of a Defaulting Investor are forfeited, then for purposes of the Advisory Agreement, the Defaulting Investor’s Capital Commitment shall be correspondingly reduced; provided, however, that for purposes of determining the management fee payable by the Company under the Advisory Agreement (the “Management Fee”), such adjustment to the Defaulting Investor’s original Capital Commitment shall take effect only as of the end of the fiscal year in which such unpaid Capital Commitment is reduced to zero or its Shares are extinguished. For purposes of any other provision of the Operative Documents for which the Defaulting Investor’s Capital Commitment with respect to each of its Shares is relevant, the Company shall determine the amount of such Capital Commitment, in its reasonable discretion, so as to carry out the purposes of such provision.

7.Key Person Event. If, during the Commitment Period, the Board of Directors determines that James Hickey, the Company’s CEO (the “Key Person”), has failed to provide duties to the Company for any consecutive period exceeding 60 days, the Company’s stockholders will be promptly notified and the Commitment Period for each stockholder shall be suspended unless and until a plan of operations is agreed upon by the Board of Directors.

8.Representations and Warranties of the Investor. To induce the Company to accept this subscription, the Investor represents and warrants as follows:

(a)This Subscription Agreement has been duly authorized, executed and delivered by the Investor and, upon due authorization, execution and delivery by the Company, will constitute the valid and legally binding agreement of the Investor enforceable in accordance with its terms against the Investor, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect; (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) considerations of public policy or the effect of applicable law relating to fiduciary duties.

(b)The Shares to be acquired hereunder are being acquired by the Investor for the Investor’s own account for investment purposes only and not with a view to resale or distribution.

(c)The Investor understands that the Company intends to file elections to be:

i.regulated as a business development company under the 1940 Act and

ii.treated as a regulated investment company within the meaning of Section 851 of the Code, for U.S. federal income tax purposes; pursuant to those elections, the Investor will be required to furnish certain information to the Company as required under Treasury Regulations § 1.852-6(a) and other regulations. If the Investor is unable or refuses to provide such information directly to the Company, the Investor understands that it will be required to include additional information on its income tax return as provided in Treasury Regulation § 1.852-7. The Company has filed a registration statement on Form 10 (the “Form 10 Registration Statement”) related to its common stock with the U.S. Securities and Exchange Commission (the “SEC”) under the 1934 Act. The Form 10 Registration Statement is not the offering document pursuant to which the Company is conducting this Offering and may not include all information regarding the Company contained in the Memorandum; accordingly, Investors should rely exclusively on information contained in the Operative Documents in making their investment decisions.

(d)

i.The Investor understands that the offering and sale of the Shares in this Offering are intended to be exempt from registration under the 1933 Act, applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of the private placement exemption from registration provided in Section 4(2) of the 1933 Act, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions, and it agrees that any Shares acquired by the Investor may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (each, a “Transfer”) in any manner that would require the Company to register the Shares under the 1933 Act, under any U.S. state securities laws or under the laws of any non-U.S. jurisdictions. The Investor understands that the Company requires each investor in the Company to be an “accredited investor” as defined in Rule 501(a) of Regulation D of the 1933 Act (“Accredited Investor”) and the Investor represents and warrants that it is an Accredited Investor.

ii.The Investor understands that the offering and sale of the Shares in this Offering in non-U.S. jurisdictions may be subject to additional restrictions and limitations, and represents and warrants that it is acquiring its Shares in compliance with all applicable laws, rules, regulations and other legal requirements applicable to the Investor including, without limitation, the legal requirements of jurisdictions in which the Investor is resident and in which such acquisition is being consummated. Furthermore, the Investor understands that all offerings and sales made outside of the United States will be made pursuant to Regulation S under the 1933 Act.

(e)

i.The Investor may not Transfer its Capital Commitment or, other than in connection with a Spin-Off transaction, any of its Shares unless (a) the Company provides its prior written consent, (b) the Transfer is made in accordance with applicable securities laws and (c) the Transfer is otherwise in compliance with the transfer restrictions set forth in Appendix II. No Transfer will be effectuated except by registration of the Transfer on the Company books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

ii.The Investor acknowledges that the Investor is aware and understands that there are other substantial restrictions on the transferability of Shares or Capital Commitment under this Subscription Agreement, the Operative Documents and under applicable law including, but not limited to, the fact that (a) there is no established market for the Shares and it is possible that no public market for the Shares will develop; (b) the Shares are not currently, and Investors have no rights to require that the Shares be, registered under the 1933 Act or the securities laws of the various states or any non-U.S. jurisdiction and therefore cannot be Transferred unless subsequently registered or unless an exemption from such registration is available; and (c) the Investor may have to hold the Shares herein subscribed for and bear the economic risk of this investment indefinitely, and it may not be possible for the Investor to liquidate its investment in the Company.

(f)The Investor has been furnished and has carefully read this Subscription Agreement, each Operative Document, in each case as amended, restated and/or supplemented through the closing date of the Investor’s subscription for Shares, a current copy of the Proxy Voting Policies and Procedures of the Adviser and, to the extent the Investor is a natural person, a current copy of the X1 Capital Inc. Privacy Notice (Appendix III). The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, is able to bear the risks of an investment in the Shares and understands the risks of, and other considerations relating to, a purchase of Shares, including the matters set forth under the caption “Risk Factors” in the Memorandum.

(g)To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to the Company, the Offering of Shares or any statement made in the Memorandum, and the Investor has been afforded the opportunity to ask questions of representatives of the Company concerning the terms and conditions of the Offering and to obtain any additional information necessary to verify the accuracy of any representations or information set forth in the Memorandum.

(h)Other than as set forth in this Subscription Agreement, the Operative Documents and any separate agreement in writing with the Company executed in conjunction with the Investor’s subscription for Shares, the Investor is not relying upon any other information (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media or broadcast over television or radio, and any seminars or meetings whose attendees have been invited by any general solicitation or advertising), representation or warranty by the Company, its Adviser or any affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Company and the Investor understands that the Memorandum is not intended to convey tax or legal advice. The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in Shares and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in Shares, and believes that an investment in the Shares is suitable and appropriate for the Investor.

(i)If the Investor is not a natural person,

i.The Investor was not formed or recapitalized for the specific purpose of acquiring any Shares in the Company.

ii.The Investor has the power and authority to enter into this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Shares, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated.

iii.The person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Shares. If the Investor is a natural person, the Investor has all requisite legal capacity to acquire and hold the Shares and to execute, deliver and comply with the terms of each of the documents required to be executed and delivered by the Investor in connection with this subscription for Shares. The execution and delivery by the Investor of, and compliance by the Investor with, this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Shares does not violate, represent a breach of, or constitute a default under, any instruments governing the Investor, any law, regulation or order, or any agreement to which the Investor is a party or by which the Investor is bound.

(j)The Investor:

i.Is not registered or required to be registered as an investment company under the 1940 Act.

ii.Has not elected to be regulated as a business development company under the 1940 Act; and (iii) either (A) is not relying on the exception from the definition of “investment company” under the 1940 Act set forth in Section 3(c)(1) or 3(c)(7) thereunder or (B) is otherwise permitted to acquire and hold more than 3% of the outstanding voting securities of a business development company.

(k)Representations for Non-U.S. Persons.

i.If the Investor is not a “United States Person,” as defined below (a “non-U.S. Person”), the Investor has heretofore notified the Company in writing of such status. For this purpose, “United States Person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust (i) the administration of which may be subject to the primary supervision of a U.S. court and (ii) the authority to control all of the substantial decisions of which is held by one or more U.S. persons.

ii.The Investor will notify the Company immediately if the Investor becomes a United States Person.

iii.The Investor is acquiring the Shares for its own account for investment purposes only and is not subscribing on behalf of or funding its commitment with funds obtained from a United States Person.

iv.Except for offers and sales to discretionary or similar accounts held for the benefit or account of a non-U.S. Person by a U.S. dealer or other professional fiduciary, all offers to sell and offers to buy the Interest were made to or by the Investor while the Investor was outside the United States and at the time the Investor’s order to buy the Shares originated (and at the time this Subscription Agreement was executed by the Investor) the Investor was outside the United States.

(l)If the Investor is, or is acting (directly or indirectly) on behalf of, a “Plan” (defined below) which is subject to Title I of ERISA or Section 4975 of the Code, or any provisions of any other federal, state, local, non-U.S. or other laws or regulations that are similar to those provisions contained in such portions of ERISA or the Code (collectively, “Other Plan Laws”): (1) the decision to invest in the Company was made by a fiduciary (within the meaning of Section 3(21) of ERISA and the regulations thereunder, or as defined under applicable Other Plan Laws) (a “Fiduciary”) of the Plan which is unrelated to the Adviser or any of its employees, representatives or affiliates and which is duly authorized to make such an investment decision on behalf of the Plan (the “Plan Fiduciary”); (2) the Plan Fiduciary has taken into consideration its fiduciary duties under ERISA or any applicable Other Plan Law, including the diversification requirements of Section 404(a)(1)(C) of ERISA (if applicable), in authorizing the Plan’s investment in the Company, and has concluded that such investment is prudent; (3) the Plan’s subscription to invest in the Company and the purchase of Shares contemplated hereby is in accordance with the terms of the Plan’s governing instruments and complies with all applicable requirements of ERISA, the Code and all applicable Other Plan Laws and does not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Other Plan Laws; and (4) the Plan Fiduciary acknowledges and agrees that neither the Adviser nor any of its employees, representatives or affiliates will be a fiduciary with respect to the Plan as a result of the Plan’s investment in the Company, pursuant to the provisions of ERISA or any applicable Other Plan Laws, or otherwise, and the Plan Fiduciary has not relied on, and is not relying on, the investment advice of any such person with respect to the Plan’s investment in the Company. “Plan” includes (i) an employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not such plan is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code, whether or not such plan, individual retirement account or other arrangement is subject to Section 4975 of the Code, (iii) an insurance company using general account assets, if such general account assets are deemed to include the assets of any of the foregoing types of plans, accounts or arrangements for purposes of Title I of ERISA or Section 4975 of the Code under Section 401(c)(1)(A) of ERISA or the regulations promulgated thereunder and (iv) an entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements, pursuant to ERISA or otherwise.

(m)The Investor agrees to notify the Company in writing in the event (i) the Investor either becomes or ceases to be a “benefit plan investor” within the meaning of Section 3(42) of ERISA, as modified by 29 C.F.R. 2510.3-101(f)(2) or under any Other Plan Law (a “Benefit Plan Investor”), (ii) the Investor reasonably expects that the Investor will become or cease to be a Benefit Plan Investor, or (iii) if the Investor is an entity that is deemed to hold the assets of any of Plan pursuant to ERISA or any Other Plan Law, the percentage of such Investor’s assets attributable to Plans either increases or decreases. The Investor also agrees to, within 15 business days of the receipt of a written request from the Company, provide a written update to the Company with regard to any of the foregoing. If the Company, in its sole discretion, determines that so doing would be useful in ensuring that equity participation in the Company is not significant within the meaning of 29 C.F.R. 2510.3-101(f), the Company may require any Benefit Plan Investor to transfer some or all of its common stock for fair market value (as determined by the Company in its sole discretion) to an Investor other than a Benefit Plan Investor (whether an existing Investor or a new Investor). The Investor shall have no claim against the Company, the Administrator, the Manager or any of their respective affiliates for any form of damages or liability as a result of any such transfer.

(n)If the investment in the Shares is being made on behalf of an employee benefit plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (as described in Section 4(b)(4) of ERISA), (i) there is no provision in the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan that could in any respect affect the operation of the Company, including operations of the Adviser as contemplated by the Advisory Agreement, or prohibit any action contemplated by the Operative Documents and related disclosure of the Company, including, without limitation, the investments which may be made pursuant to the Company’s investment strategies, the concentration of investments for the Company and the payment by the plan of incentive or other fees, and (ii) the plan’s investment in the Company will not conflict with or violate the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan.

(o)The Investor was offered the Shares through private negotiations, not through any general solicitation or general advertising, and in the state listed in the Investor’s permanent address set forth in the Investor Questionnaire.

(p)

i.Neither the Investor, nor any of its affiliates, nor any beneficial owner(s) of the Investor or the Investor’s affiliates, (A) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, nor are they otherwise a party with which any entity is prohibited to deal under the laws of the United States, or (B) is a person identified as, or affiliated with, a terrorist organization on any other relevant lists maintained by governmental authorities. The Investor further represents and warrants that the monies used to fund the investment in the Shares are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (1) under a U.S. embargo enforced by OFAC, (2) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (3) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (I) has conducted thorough due diligence with respect to all of its beneficial owners, (II) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (III) will retain evidence of any such identities and status of any such source of funds and any such due diligence and will maintain such information for at least five years from the date of complete withdrawal from the Company. Pursuant to anti-money laundering laws and regulations, including rules issued by the Financial Crimes Enforcement Network (“FinCEN”) under authority granted it by the U.S. Department of the Treasury, the Company may be required to collect documentation verifying the Investor’s identity and the source of funds used to acquire an Interest before, and from time to time after, acceptance by the Company of this Subscription Agreement. The Investor further represents and warrants that the Investor does not know or have any reason to suspect that (x) the monies used to fund the Investor’s investment in the Shares have been or will be derived from or related to any illegal activities, including, but not limited to, money laundering activities, and (y) the proceeds from the Investor’s investment in the Shares will be used to finance any illegal activities.

ii.The Investor will provide to the Company at any time such information as the Company determines to be necessary or appropriate (A) to comply with the anti-money laundering laws, rules and regulations issued by FinCEN, any other governmental authority, self-regulatory organization, or applicable jurisdiction and (B) to respond to requests for information concerning the identity of Investors from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

iii.To comply with applicable U.S. anti-money laundering laws and regulations, all payments and contributions by the Investor to the Company and all payments and distributions to the Investor from the Company will only be made in the Investor’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or that is regulated in and either based or incorporated in or formed under the laws of the United States and that is not a “foreign shell bank” within the meaning of 31 U.S.C. § 5318(j)(1) under the U.S. Bank Secrecy Act, as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

iv.The representations and warranties set forth in this Section 8(p) shall be deemed repeated and reaffirmed by the Investor to the Company as of each date that the Investor is required to make a capital contribution to, or receives a distribution from, the Company. If at any time during the term of the Company, the representations and warranties set forth in this Section 8(p) cease to be true, the Investor shall promptly so notify the Company in writing.

v.The Investor understands and agrees that the Company may not accept any amounts from a prospective Investor if such prospective Investor cannot make the representations set forth in this Section 8(p).

(q)The Investor acknowledges that, in order to comply with the provisions of the U.S. Foreign Account Tax Compliance Act (“FATCA”) and avoid the imposition of U.S. federal withholding tax, the Company may, from time to time, require further information and/or documentation from the Investor and, if and to the extent required under FATCA, the Investor’s direct and indirect beneficial owners (if any), relating to or establishing any such owner’s identity, residence (or jurisdiction of formation), income tax status, and other required information and may provide or disclose such information and documentation to the U.S. Internal Revenue Service. The Investor agrees that it shall provide such information and documentation concerning itself and its beneficial owners, if any, as and when requested by the Company sufficient for the Company to comply with its obligations under FATCA. The Investor acknowledges that, if the Investor does not provide the requested information and documentation, the Company may, at its sole option and in addition to all other remedies available at law or in equity, prohibit additional investments, decline or delay any redemption requests by the Investor and/or deduct from such Investor’s account and retain amounts sufficient to indemnify and hold harmless the Company from any and all withholding taxes, interest, penalties and other losses or liabilities suffered by the Company on account of the Investor’s not providing all requested information and documentation in a timely manner. The Investor shall have no claim against the Company, the Administrator, the Adviser or any of their respective affiliates for any form of damages or liability as a result of any of the aforementioned actions.

(r)The Investor acknowledges that the Company intends to enter into one or more credit facilities with one or more syndicates of banks or to incur indebtedness in lieu of or in advance of capital contributions. In connection therewith, each Investor hereby agrees to cooperate with the Company and provide financial information and other documentation reasonably and customarily required to obtain such facilities.

(s)None of the information concerning the Investor nor any statement, certification, representation or warranty made by the Investor in this Subscription Agreement or in any document required to be provided under this Subscription Agreement (including, without limitation, the Investor Questionnaire and any forms W-9 or W-8 (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP), as applicable, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(t)The Investor agrees that the foregoing certifications, representations, warranties, covenants and agreements shall survive the acceptance of this Subscription Agreement, each Capital Drawdown Date and the dissolution of the Company, without limitation as to time. Without limiting the foregoing, the Investor agrees to give the Company prompt written notice in the event that any statement, certification, representation or warranty of the Investor contained in this Section 8 or any information provided by the Investor herein or in any document required to be provided under this Subscription Agreement (including, without limitation, the Investor Questionnaire and any forms W-9 or W-8 (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP), as applicable, ceases to be true at any time following the date hereof.

(u)The Investor agrees to provide such information and execute and deliver such documents as the Company may reasonably request to verify the accuracy of the Investor’s representations and warranties herein or to comply with any law or regulation to which the Company, the Adviser, the Administrator or a portfolio company may be subject.

(v)The execution, delivery and performance of this Subscription Agreement by the Investor do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Investor is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Investor, or violate any statute, regulation, law, order, writ, injunction or decree to which the Investor is subject. The Investor has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities and such other persons, if any, required to permit the Investor to enter into this Subscription Agreement and to consummate the transactions contemplated hereby and thereby.

9.Further Advice and Assurances. All information which the Investor has provided to the Company, including the information in the Investor Questionnaire, is true, correct and complete as of the date hereof, and the Investor agrees to notify the Company immediately if any representation, warranty or information contained in this Subscription Agreement or any of the information in the Investor Questionnaire, becomes untrue at any time. The Investor agrees to provide such information and execute and deliver such documents with respect to itself and its direct and indirect beneficial owners as the Company may from time to time reasonably request to verify the accuracy of the Investor’s representations and warranties herein, establish the identity of the Investor and the direct and indirect participants in its investment in Shares, to the extent applicable, to effect any transfer and admission and/or to comply with any law, rule or regulation to which the Company may be subject, including, without limitation, compliance with anti-money laundering laws and regulations or for any other reasonable purpose.

10. Power of Attorney.

(a)the Investor, by its execution hereof, hereby irrevocably makes, constitutes and appoints the Company as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file:

i.any and all filings required to be made by the Investor under the 1934 Act with respect to any of the Company’s securities which may be deemed to be beneficially owned by the Investor under the 1934 Act.

ii.All certificates and other instruments deemed advisable by the Company in order for the Company to enter into any borrowing or pledging arrangement.

iii.All certificates and other instruments deemed advisable by the Company to comply with the provisions of this Subscription Agreement and applicable law or to permit the Company to become or to continue as a business development corporation.

iv.All other instruments or papers not inconsistent with the terms of this Subscription Agreement which may be required by law to be filed on behalf of the Company.

(b)With respect to the Investor and the Company, the foregoing power of attorney:

i.Is coupled with an interest and shall be irrevocable.

ii.May be exercised by the Company either by signing separately as attorney-in-fact for the Investor or, after listing all of the Investors executing an instrument, by a single signature of the Company acting as attorney-in-fact for all of them.

iii.Shall survive the assignment by the Investor of the whole or any fraction of its Shares.

iv.Shall terminate concurrently with the termination of the Capital Commitment, in accordance with Section 3(e).

v.May not be used by the Company in any manner that is inconsistent with the terms of this Subscription Agreement and any other written agreement between the Company and the Investor.

11.Indemnity. The Investor understands that the information provided herein (including the Investor Questionnaire) will be relied upon by the Company for the purpose of determining the eligibility of the Investor to purchase Shares in the Company. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase Shares in the Company. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Company, the Adviser, the Administrator, and their affiliates and each partner, member, officer, director, employee, and agent thereof, from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Questionnaire) or in any other document provided by the Investor to the Company or in any agreement executed by the Investor in connection with the Investor’s investment in Shares.

12.Miscellaneous. This Subscription Agreement is not transferable or assignable by the Investor. Any purported assignment of this Subscription Agreement will be null and void. The representations and warranties made by the Investor in this Subscription Agreement (including the Investor Questionnaire) shall survive the closing of the transactions contemplated hereby and any investigation made by the Company. The Investor Questionnaire, including without limitation the representations and warranties contained therein, is an integral part of this Subscription Agreement and shall be deemed incorporated by reference herein. This Subscription Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that this Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. To the fullest extent permitted by law, the sole and exclusive forum for any action, suit or proceeding with respect to this Subscription Agreement shall be a federal or state court located in the state of Delaware, provided that to the extent the appropriate court located in the state of Delaware determines that it does not have jurisdiction over such action, then the sole and exclusive forum shall be any federal or state court located in the state of Maryland, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at the parties address specified herein or in the Investor Questionnaire. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, TO THE FULLEST EXTENT PERMITTED BY LAW.

13.Confidentiality. The Investor acknowledges that the Memorandum and other information relating to the Company have been submitted to the Investor on a confidential basis for use solely in connection with the Investor’s consideration of the purchase of Shares. The Investor agrees that, without the prior written consent of the Company (which consent may be withheld at the sole discretion of the Company), the Investor shall not (a) reproduce the Memorandum or any other information relating to the Company, in whole or in part, or (b) disclose the Memorandum or any other information relating to the Company to any person who is not an officer or employee of the Investor who is involved in its investments, or partner (general or limited) or affiliate of the Investor (it being understood and agreed that if the Investor is a pooled investment fund, it shall only be permitted to disclose the Memorandum or other information related to the Company if the Investor has required its investors to enter into confidentiality undertakings no less onerous than the provisions of this Section 13), except to the extent (1) such information is in the public domain (other than as a result of any action or omission of Investor or any person to whom the Investor has disclosed such information) or (2) such information is required by applicable law or regulation to be disclosed. The Investor further agrees to return the Memorandum and any other information relating to the Company if no purchase of Shares is made or upon the Company’s request therefore. The Investor acknowledges and agrees that monetary damages would not be sufficient remedy for any breach of this section by it, and that in addition to any other remedies available to the Company in respect of any such breach, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

14.Necessary Acts, Further Assurances. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Subscription Agreement or to show the ability to carry out the intent and purposes of this Subscription Agreement.

15.Independent Nature of Investors’ Obligations and Rights. Third-Party Beneficiaries. The obligations of the Investor hereunder are several and not joint with the obligations of any Other Investor. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by the Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto, except as provided in Sections 4 and 11, any rights or remedies hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement as a deed on the date set forth below.

Date: Amount of Capital Commitment

$

INDIVIDUAL INVESTOR:

(Print Name)

(Signature)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER INVESTOR:

(Print Name of Entity)

By:

(Signature)

(Print Name and Title)

Agreed and accepted as of the date first set forth above:

X1 Capital Inc.

By:

Name:

Title:

X1 Form of Subscription Documents 7-18-23Page 3 of 41

INVESTOR QUESTIONNAIRE

Note:Questions regarding this questionnaire should be directed to James Hickey at jhickey@arisks.com.

A.General Information

1.Print Full Name of Investor Individual:

First Middle Last

Entity Name

Entity: To assist the Company in preparing the its tax filings, please check the category into which you fall:

Partnership____

C-Corporation____

S-Corporation____

Estate¨____

Grantor Trust____

Trust-EIN (a trust with an EIN in this format: 12-3456789)___

Trust-SSN (a trust with an EIN in this format: 123-45-6789)____

IRA-EIN____

IRA-SSN____

Exempt Organization____

LLP____

LLC____

Nominee-EIN____

Nominee-SSN____

Other____

2.U.S. Taxpayer Identification or Social Security Number:

3.Date of Birth:

X1 Form of Subscription Documents 7-18-23Page 4 of 41

4.Primary Contact Person for This Account and for General Notices:

Name:

Address:

E-mail:

Telephone:

Fax:

5.Contact Person(s) For This Account for Financial Information and Reporting (including quarterly and annual financial reports and capital account statements):

Name: Name:

Address: Address:

Telephone: Telephone:

E-mail: E-mail:

6.Contact Person(s) For This Account for Capital Call and Distribution Notices:

Name: Name:

Address: Address:

Telephone: Telephone:

E-mail: E-mail:

X1 Form of Subscription Documents 7-18-23Page 5 of 41

7.Contact Person For This Account for Legal Documentation (please limit to one contact):

Name:

Address:

Telephone:

E-mail:

8.Contact Person For This Account for Tax Matters (including Form 1099 distribution) (please limit to one contact):

Name:

Address:

Telephone:

Fax:

E-mail:

9.For distributions of cash, please wire funds to the following bank account:

Bank Name:

Bank Location:

Account Number:

Account Name:

Bank’s Routing No.:

For further credit to (if any):

Reference:

SWIFT Code:

X1 Form of Subscription Documents 7-18-23Page 6 of 41

10.For distributions in-kind, please:

Credit securities to my brokerage account at the following firm:

Firm Name:

Address:

Account Name:

Account Number:

DTC Number:

11.Permanent Address of Investor:

(if different from address for Notices above)

X1 Form of Subscription Documents 7-18-23Page 7 of 41

B.Accredited Investor Status

The Investor represents and warrants that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”), and has selected to the category or categories under which the Investor qualifies as an accredited investor:

FOR INDIVIDUALS: (Please circle)

¨ (A) A natural person with individual net worth (or joint net worth with spouse) in excess of $1 million. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property and property owned by a spouse, but excluding the value of the primary residence of such natural person, over total liabilities. For this purpose, the amount of any mortgage or other indebtedness secured by an Investor’s primary residence should not be included as a “liability”, except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness.

¨ (B) A natural person with individual income (without including any income of the Investor’s spouse) in excess of $200,000, or joint income with spouse in excess of $300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

FOR ENTITIES: (Please circle)

¨ (A) An entity, including a grantor trust, in which all of the equity owners are accredited investors (for this purpose, a beneficiary of a trust is not an equity owner, but the grantor of a grantor trust may be an equity owner).

¨ (B) A bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity.

¨ (C) An insurance company as defined in Section 2(a)(13) of the 1933 Act.

¨ (D) A broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

¨ (E) An investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

¨ (F) A business development company as defined in Section 2(a)(48) of the 1940 Act.

¨ (G) A Small Business Investment Company licensed by the Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

¨ (H) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

4

¨ (I) A corporation, an organization described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, Massachusetts or similar business trust, or partnership, in each case not formed for the specific purpose of acquiring Shares, with total assets in excess of $5 million.

¨ (J) A trust with total assets in excess of $5 million not formed for the specific purpose of acquiring Shares, whose purchase is directed by a person with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.

¨ (K) An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the decision to invest in the Shares is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

¨ (L) A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

C.  Supplemental Data for Individuals

1.Please indicate whether you are investing the assets of any retirement plan, employee benefit plan or other similar agreement (such as an IRA or “Keogh” plan).

¨ Yes ¨ No

If the above question was answered “Yes,” please contact the Company for additional information that will be required.

2.If the above question was answered “No,” are you a person who has discretionary authority or control with respect to the Company’s assets or provides investment advice for a fee (direct or indirect) with respect to such assets, or a person directly or indirectly through one or more intermediaries, controlling any such person?

¨ Yes ¨ No

X1 Form of Subscription Documents 7-18-23Page 8 of 41

D.  Supplemental Data for Entities

If the Investor is not a natural person, the Investor must furnish the following supplemental data (Natural persons may skip this Section of the Investor Questionnaire):

1.Legal form of entity (trust, corporation, partnership, limited liability company, etc.):

Jurisdiction of organization and location of domicile: ____________________________________

2.Is the Investor (a) a trust any portion of which is treated (under subpart E of part I of subchapter J of chapter 1 of subtitle A of the Code) as owned by a natural person (e.g., a grantor trust), (b) an entity disregarded for U.S. federal income tax purposes and owned (or treated as owned) by a natural person or a trust described in clause (a) of this sentence (e.g., a limited liability company with a single member), (c) an organization described in Sections 401(a) or 501 of the Code or (d) a trust permanently set aside or to be used for a charitable purpose?

¨ Yes ¨ No

3.Is the Investor acting on behalf of an unrelated third party (e.g., nominee arrangement)?

¨ Yes ¨ No

If “Yes,” please describe the arrangement: ___________________________________________

4.Does the Investor have one or more ultimate beneficiaries who (a) are entitled to 10% or more of the proceeds from this investment or (b) hold 10% or more of the control rights of the Investor?

¨ Yes1 ¨ No

5.Is the Investor or any of the ultimate beneficiaries publicly traded?

¨ Yes* ¨ No

6.Is the Investor or any of the ultimate beneficiaries a regulated entity?

¨ Yes* ¨ No

7.If the response to any of the above questions is “yes,” please complete the below chart.

Name of Investor and Each

10% Beneficial Owner If the Investor or Any of

the 10% Beneficial

Owners Is Publicly

Traded, Please Identify

the Exchange for the

Public Trading. If the Investor or Any of the

10% Beneficial Owners Is a

Regulated Entity, Please

Identify Regulator

and Jurisdiction.

8.Was the Investor organized for the specific purpose of acquiring Shares?

¨ Yes ¨ No

If yes, please provide further information in the chart above or, if there is insufficient space in the chart, please include additional sheets of paper with the relevant information.

If the above question was answered “Yes,” please contact the Company for additional information that will be required.

9. Is the Investor a grantor trust, a partnership or an S-Corporation for U.S. federal income tax purposes?

¨ Yes ¨ No

If the question above was answered “Yes,” please indicate whether or not:

(i) more than 50 percent of the value of the ownership interest of any beneficial owner in the Investor is (or may at any time during the term of the Entities be) attributable to the Investor’s (direct or indirect) interest in the Entities; or

¨ Yes ¨ No

(ii) it is a principal purpose of the Investor’s participation in the Company to permit any Entity to satisfy the 100 partner limitation contained in U.S. Treasury Regulation Section 1.7704-l(h)(3).

¨ Yes ¨ No

If either question above was answered “Yes,” please contact the Company for additional information that will be required.

10.Are shareholders, partners or other holders of equity or beneficial interests in the Investor able to decide individually whether to participate, or the extent of their participation, in the Investor’s investment in the Company (i.e., can shareholders, partners or other holders of equity or beneficial interests in the Investor determine whether their capital will form part of the capital invested by the Investor in the Company)?

¨ Yes ¨ No

If the above question was answered “Yes,” please contact the Company for additional information that will be required.

11.Please indicate whether or not the Investor is, or is acting (directly or indirectly) on behalf of, (i) an employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not such plan is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code, whether or not such plan, account or arrangement is subject to Section 4975 of the Code, (iii) an insurance company using general account assets, if such general account assets are deemed to include the assets of any of the foregoing types of plans, accounts or arrangements for purposes of Title I of ERISA or Section 4975 of the Code under Section 401(c)(1)(A) of ERISA or the regulations promulgated thereunder, or (iv) an entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each of the foregoing described in clauses (i), (ii), (iii) and (iv) being referred to as a “Plan Investor”).

¨ Yes ¨ No

If the Investor is, or is acting (directly or indirectly) on behalf of, such a Plan Investor, please indicate whether or not the Plan Investor is subject to Title I of ERISA or Section 4975 of the Code.

¨ Yes ¨ No

If the answer to question above is “Yes”, please indicate what percentage of the Plan Investor’s assets invested in the Entities are the assets of “benefit plan investors” within the meaning of Section 3(42) of ERISA as modified by 29 C.F.R. 2510.3-101(f):

Percentage: __________

If the answer to question above “If the Investor is, or is acting (directly or indirectly) on behalf of, such a Plan Investor…” is “No,” please indicate whether the Investor is a person who has discretionary authority or control with respect to the Company’s assets or provides investment advice for a fee (direct or indirect) with respect to such assets, or an affiliate of any such person. For this purpose, an “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such person. “Control” with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

Yes ¨ No

If the Investor is investing the assets of an insurance company general account, please indicate what percentage of the insurance company general account’s assets invested in the Entities are the assets of “benefit plan investors” within the meaning of Section 401(c)(1)(A) of ERISA or the regulations promulgated thereunder:

Percentage: __________

If the Plan Investor is not subject to Title I of ERISA or Section 4975 of the Code, please indicate whether or not such Plan Investor is subject to any other federal, state, local, non-U.S. or other laws or regulations that could cause the underlying assets of the Company to be treated as assets of the Plan Investor by virtue of its investment in the Company and thereby subject the Company and the Adviser (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

¨ Yes ¨ No

12.Is the Investor a private investment company which is not registered under the 1940 Act in reliance on:

Section 3(c)(1) thereof? ¨ Yes ¨ No

Section 3(c)(7) thereof? ¨ Yes ¨ No

If either part of question above. was answered “Yes,” please indicate whether or not the Investor was formed on or before April 30, 1996.

¨ Yes ¨ No

If question above was answered “Yes,” please indicate whether or not the Investor has obtained the consent of its direct and indirect beneficial owners to be treated as a “qualified purchaser” as provided in Section 2(a)(51)(C) of the 1940 Act and the rules and regulations thereunder.

¨ Yes ¨ No

If question is answered “No,” please contact the Company for additional information that will be required.

13.Does the amount of the Investor’s subscription for Shares in the Company exceed 40% of the total assets (on a consolidated basis with its subsidiaries) of the Investor?

¨ Yes ¨ No

14.Is the Investor an “investment company” registered or required to be registered under the 1940 Act, as amended?

¨ Yes ¨ No

15.If the Investor’s tax year ends on a date other than December 31, please indicate such date below:

________________________________

16.Is the Investor subject to the U.S. Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access laws, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement that might result in the disclosure of confidential information relating to the Company?

¨ Yes ¨ No

If the question above was answered “Yes,” please indicate the relevant laws to which the Investor is subject and provide any additional explanatory information in the space below:

X1 Form of Subscription Documents 7-18-23Page 9 of 41

E. Related Parties/Other Beneficial Parties:

1.To the best of the Investor’s knowledge, does the Investor control, or is the Investor controlled by or under common control with, any other investor or prospective investor in the Company?

¨ Yes ¨ No

If the question above was answered “Yes,” please indicate the name of such other investor in the space below:

______________________________

2.Will any other person or persons have a beneficial interest in the Shares to be acquired hereunder (other than as a shareholder, partner, policy owner or other beneficial owner of equity interests in the Investor)? (By way of example, and not limitation, “nominee” Investors or Investors who have entered into swap or other synthetic or derivative instruments or arrangements with regard to the Shares to be acquired herein would check “Yes”)

¨ Yes ¨ No

If either question above was answered “Yes,” please contact the Company for additional information that will be required.

F. BHC Investor Status:

Is the Investor a “BHC Investor”? A “BHC Investor” is defined as an Investor that is a bank holding company, as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), a non-bank subsidiary (for purposes of the BHC Act) of a bank holding company, a foreign banking organization, as defined in Regulation K of the Board of Governors of the Federal Reserve System (12 C.F.R. § 211.23) or any successor regulation, or a non-bank subsidiary (for purposes of the BHC Act) of a foreign banking organization which subsidiary is engaged, directly or indirectly in business in the United States and which in any case holds Shares for its own account.

¨ Yes ¨ No

X1 Form of Subscription Documents 7-18-23Page 10 of 41

The Investor understands that the foregoing information will be relied upon by the Company for the purpose of determining the eligibility of the Investor to purchase and own Shares in the Company. The Investor agrees to notify the Company immediately if any representation or warranty contained in this Subscription Agreement or any of the information in the Investor Questionnaire becomes untrue at any time. The Investor agrees to provide, if requested, any additional information that may reasonably be required to substantiate the Investor’s status as an accredited investor or to otherwise determine the eligibility of the Investor to purchase Shares in the Company. To the fullest extent permitted by law, the Investor agrees to indemnify and hold harmless the Company and the Administrator and each partner or member thereof, from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained herein.

Signatures:

INDIVIDUAL:

(Signature)

(Print Name)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER:

(Name of Entity)

By:

(Signature)

(Print Name and Title)

X1 Form of Subscription Documents 7-18-23Page 11 of 41

APPENDIX I:

FORM OF FUNDING NOTICE

X1 Capital, Inc.

6637 S Winding Brook Dr.

Fairhope, AL 36532

jhickey@arisks.com

TO: «Investor Name»

FROM: [ ]

RE: Notice of Capital Call — Due [ ], 202[ ]

DATE: [ ], 202[ ]

In accordance with Section 3(b) of the Subscription Agreement (the “Subscription Agreement”) of X1 Capital Inc. (the “Company”), you are hereby given notice of a call for capital contribution. The purpose of this capital contribution is to fund your share of proposed investments to be made by the Company.

The total amount due from you is $<<Drawdown Purchase Price>>. Details of this capital call and your portion thereof are as follows:

Aggregate number of Shares to be sold to all Investors: [•]

Aggregate purchase price for such Shares: [•]

Drawdown Share Amount: [•]

Drawdown Purchase Price: [•]

Per Share Price [•]

We request that you wire your total amount due on or before the due date in accordance with the following instructions:

Bank:

ABA #:

Account Name:

Account #:

Notation:«Investor Name»

If you have any questions, please contact James Hickey at jhickey@arisks.com or by phone at (713) 206-4604.

X1 Form of Subscription Documents 7-18-23Page 12 of 41

APPENDIX II:

TRANSFER RESTRICTIONS

No Transfer of the Investor’s Capital Commitment or, other than in connection with a Spin-Off transaction, all or any fraction of the Investor’s Shares may be made without (i) registration of the Transfer on the Company books and (ii) the prior written consent of the Company. In any event, the consent of the Company may be withheld (x) if the creditworthiness of the proposed transferee, as determined by the Company in its sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (y) unless, in the opinion of counsel (who may be counsel for the Company or the Investor) satisfactory in form and substance to the Company:

•Such Transfer would not violate the 1933 Act, the 1940 Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares to be Transferred.

•Such Transfer would not be a “prohibited transaction” under ERISA or the Code or the regulations promulgated thereunder or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA, certain Department of Labor regulations or Section 4975 of the Code.

The Investor agrees that it will pay all reasonable expenses, including attorneys’ fees, incurred by the Company in connection with any Transfer of its Capital Commitment or all or any fraction of its Shares, prior to the consummation of such Transfer.

Any person that acquires all or any fraction of the Shares of the Investor in a Transfer permitted under this Appendix II shall be obligated to pay to the Company the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment committed to be made by its predecessor in interest. The Investor agrees that, notwithstanding the Transfer of all or any fraction of its Shares, as between it and the Company, it will remain liable for its Capital Commitment and for all payments of any Drawdown Purchase Price required to be made by it (without taking into account the Transfer of all or a fraction of such Shares) prior to the time, if any, when the purchaser, assignee or transferee of such Shares, or fraction thereof, becomes a holder of such Shares.

The Company shall not recognize for any purpose any purported Transfer of all or any fraction of the Shares and shall be entitled to treat the transferor of Shares as the absolute owner thereof in all respects, and shall incur no liability for distributions or dividends made in good faith to it, unless the Company shall have given its prior written consent thereto and there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Company, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee, and such notice (i) contains the acceptance by the purchaser, assignee or transferee of all of the terms and provisions of this Subscription Agreement and its agreement to be bound thereby, and (ii) represents that such Transfer was made in accordance with this Subscription Agreement, the provisions of the Memorandum and all applicable laws and regulations applicable to the transferee and the transferor.

X1 Form of Subscription Documents 7-18-23Page 13 of 41

APPENDIX III:

PRIVACY POLICY

X1 Capital Inc. (“BDC”) is committed to safeguarding the use of personal information of our Clients (also referred to as “you” and “your”) that we obtain, as described here in our Privacy Policy (“Policy”). This Policy is addressed to any current clients and/or prospective clients of BDC (“you” or “your”) whose public and non-public personal information BDC collects and controls to conduct its business, including on our website (“Site”).

Our relationship with you is our most important asset. We understand that you have entrusted us with your private information, and we do everything that we can to maintain that trust. BDC (also referred to as "we", "our" and "us") protects the security and confidentiality of the personal information we have and implements controls to ensure that such information is used for proper business purposes in connection with the management or servicing of our relationship with you.

BDC does not sell your personal information to anyone. Nor do we provide such information to others except for discrete and reasonable business purposes in connection with the servicing and management of our relationship with you, as discussed below.

Investment firms must sometimes share some of your personal information in the course of servicing your account(s). Federal and State laws give you the right to limit some of this sharing and require us to disclose how we collect, share, and protect your personal information through the sources identified below and on our Site. In particular, this Policy describes how we collect and use your personal information about you during and after your working relationship with us. In particular, this Privacy Policy describes the basis upon which and for what purposes we process your personal information, as well as your privacy rights under certain privacy laws including, where applicable, under US Privacy Laws and the General Data Protection Regulation (“GDPR”), and how we protect your personal information. To the extent GDPR applies to this policy, personal information and nonpublic information includes personal data, as defined under the GDPR.

To affirm our continued commitment to the proper use of client information and protecting your privacy, we have set forth the following privacy policies.

Privacy Policy Updates

We will send you a copy of this Policy annually for as long as you maintain an ongoing relationship with us. Periodically we may revise this Policy, and will provide you with a revised policy if the changes materially alter the previous Privacy Policy. We will not, however, revise our Privacy Policy to permit the sharing of non-public personal information other than as described in this notice unless we first notify you and provide you with an opportunity to prevent the information sharing.

What Information Do We Collect from You?

When you establish a relationship with us, you are requested to furnish personal and financial information to assist in assessing your financial objectives and goals. The information you share with us is private and confidential, and we are committed to protecting your privacy. In addition to the information collected, during the course of our relationship we may also collect a variety of nonpublic and public personal information from other sources.

Social security or taxpayer identification number	Assets and liabilities
Name, address and phone number(s)	Income and expenses
E-mail address(es)	Investment activity
Account information (including other institutions)	Investment experience and goals

The specific types of personal information we collect and share depend on the service you have with us. This information can include:

•personally identifying information such as name, telephone, address, date of birth, social security number, government identification, and marital status;

•digital footprint data such as e-mail, login information, and IP addresses;

•biographical data such as age and gender;

•employment data such as salary information, job position, and tax information;

•financial Information such as bank information, salary information, credit card numbers, and pension.

How is Your Personal Information Used?

We will only use your personal information with the purpose to provide you with our investment services. In managing your investment for you, we will use your personal information to:

•monitor, audit, evaluate and otherwise administer our services;

•provide continuous service to you and to conduct business processing functions including by providing personal information to our related bodies corporate, contractors, service providers or other third parties;

•assist with the administrative, marketing (including direct marketing), planning, product or service development, quality control or research purposes of BDC and its contractors and service providers;

•communicate with you and respond to your inquiries;

•conduct investigations and comply with and enforce applicable legal requirements, relevant industry standards, contractual obligations and our policies and terms;

•for other purposes required or authorized by law, including other purposes for which you have provided your consent;

•protect against, identify and prevent fraud, copyright infringement, unauthorized use and distribution of protected content and other unlawful activity, claims and liabilities; and/or

•perform data analyses (such as market and customer research).

In the event that we use personal information we collect for other purposes not identified above where direct client consent is required under applicable rules, laws and/or regulations we will provide specific notice at the time we collect such personal information.

What Lawful Basis for Processing Do We Have to Process Your Personal Information?

BDC may have one or more of the following lawful bases to process your personal information:

•Consent: your freely, informed, and voluntary consent to process your personal information in connection to our investment services.

•Contract: processing your personal information is necessary in order to fulfill a contract.

•Legal Obligation: processing is necessary to comply with applicable rules, laws, and regulations.

•Legitimate Interests: processing is necessary to the legitimate interests of our firm and/or a third party.

How Do We Share Your Information?

BDC shares Client personal information to effectively implement its services. In the section below, we list some reasons we may share your personal information.

All financial companies need to share client’s personal information to run their everyday business. It is the policy of BDC to restrict access to all current and former clients’ information (i.e., information and records pertaining to personal background, investment objectives, financial situation, tax information/returns, investment holdings, account numbers, account balances, etc.) to those employees and affiliated/nonaffiliated entities who need to know that information in order to provide services in furtherance of the client's engagement of BDC.

In that regard, BDC may disclose the client’s information:

1.to individuals and/or entities not affiliated with BDC, including, but not limited to the client’s other professional advisors and/or certain service providers that may be recommended or engaged by BDC in furtherance of the client's engagement of BDC (i.e., attorney, accountant, insurance agent, broker-dealer, investment adviser, account custodian, record keeper, proxy management service provider, etc.);

2.required to do so by judicial or regulatory process; or

3.otherwise permitted to do so in accordance with the parameters of applicable federal and/or state privacy regulations.

Clients and/or prospective clients will be deemed to have automatically authorized BDC to share any information contained in any document completed by a client and/or prospective client to BDC for the purpose of facilitating the business relationship with any corresponding nonaffiliated third party service provider in connection to BDC providing such services (i.e., broker-dealer, investment adviser, account custodian, record keeper, insurance company, etc.).

We limit access to nonpublic personal information to only those employees who have a business or professional reason for knowing it and who have signed a copy of BDC’s Privacy Policy to have access to client information. Employees violating BDC’s Privacy Policy will be subject to BDC’s disciplinary process. BDC limits access to nonaffiliated third parties as permitted by law. Additionally, whenever BDC hires other third party organizations to provide services to BDC’s clients, BDC will require them to sign confidentiality agreements and/or the Privacy Policy.

We do not provide your personal information to mailing list vendors or solicitors for any purpose.

Disclosure of any nonpublic personal information about our former clients is handled in the same manner as for our current clients.

In the section below pursuant to U.S. Federal Laws, we list the reasons financial companies can share their customers’ personal information; the reasons BDC, LLC chooses to share and whether you can limit this sharing.

Basis for Sharing	Do we share?	Can you limit?

Servicing our Clients

We may share non-public personal information with non- affiliated third parties (such as administrators, brokers, custodians, regulators, other financial institutions) as necessary for us to provide agreed upon services to you, consistent with applicable law, including but not limited to: processing transactions; general account maintenance; responding to regulators or legal investigations.

	Yes	No

Marketing Purposes

BDC does not disclose, and does not intend to disclose, personal information with non-afffiliated third parties to offer you services. Certain laws may give us the right to share your personal information with financial institutions where you are a customer and where BDC or the Client has a formal agreement with the financial institution.

We will only share information for purposes of servicing your account(s), not for marketing purposes.

	No	Not Shared
Authorized Users Your non-public personal information may be disclosed to you and persons that we believe to be your authorized agent(s) or representative(s).	Yes	Yes

Information About Former Clients

BDC does not disclose and does not intend to disclose, non-public personal information to non-affiliated third parties with respect to persons who are no longer our Clients.

	No	Not Shared

Can You Limit Our Sharing?

To the extent U.S. Federal laws apply to your personal information, you have the right to limit only:

•sharing for affiliates’ everyday business purposes;

•affiliates from using your information to market to you; and

•sharing for nonaffiliates to market to you.

U.S. state laws and individual companies may give you additional rights to limit sharing.

What Are Your Individual Rights?

To the extent permitted by the applicable law of your jurisdiction, in relation to your personal information, you may request:

•to have your personal information corrected, for example, if it is incomplete or incorrect;

•to opt out of receiving marketing communications at any time;

•the right to file a complaint with an applicable government regulator such as a Data Protection Authority.

In addition to the foregoing, if you are located in the European Economic Area (“EEA"), to the extent permitted by applicable law, in relation to your personal information, you may request:

•to access the personal information held by us about you;

•the right to restrict or object to the processing of your personal information, or request that your personal information is erased;

•the right to receive a copy of the personal information which you have provided to our firm, in a structured, commonly used and machine-readable format (known as “data portability”);

•have a copy of the personal information we hold about you provided to you or another controller where technically feasible;

•where you have provided personal information voluntarily, or otherwise consented to its use, the right to withdraw your consent.

To help protect your privacy and maintain security, we may take steps to verify your identity before granting you access to your information.

To the extent permitted by applicable law, a charge may apply before we provide you with a copy of any of your personal information that we maintain.

How Do We Protect Your Information?

To safeguard your personal information from unauthorized access and use we maintain physical, procedural and electronic security measures. These include such safeguards as secure passwords, encrypted file storage and a secure office environment. Our technology vendors provide security and access control over personal information and have policies over the transmission of data. Our associates are trained on their responsibilities to protect Client’s personal information.

We require third parties that assist in providing our services to you to protect the personal information they receive from us.

Internet Security

We do not store any client personal information on our website. However, clearing firm does store client information. Please see their privacy policy for further information.

Links to Third-Party Web Sites

BDC may provide hyperlinks to web sites operated by third parties. When you select these hyperlinks you will be leaving our Site.

BDC has no control over third party web sites, their content, or security. Accordingly, when you access these third party web sites it is at your own risk. We encourage you to read the associated privacy policies by such third party web sites to learn more about their data privacy management practices. BDC may, in its sole discretion, block links to our Site and Content without prior notice.

To the extent permitted by applicable law, we retain your personal information for the period necessary to serve the purposes for which we obtained it. We may also retain your personal information beyond such period in accordance with applicable laws, regulations, or another lawful basis, including but not limited to, compliance with our contractual obligations, legal obligations, regulatory obligations, legal claims, or another legitimate interest.

How Do We Keep Your Information Accurate and Up to Date?

We will endeavor to ensure your personal information is kept accurate, complete, up to date and relevant. Please let us know if any of your details change. If you feel your personal information is not accurate, complete or up to date, please notify us and we will take reasonable steps to ensure it is corrected. You can contact us using the details listed below.

How Long Do We Retain Your Information?

To the extent permitted by applicable law, we retain your personal information for the period necessary to serve the purposes for which we obtained it. We may also retain your personal information beyond such period in accordance with applicable laws, regulations, or another lawful basis, including but not limited to, compliance with our contractual obligations, legal obligations, regulatory obligations, legal claims, or another legitimate interest.

Does Our Site Collect Information about Children?

Our Site is not directed to children under the age of 18 yeBDC. By using our Site, you represent and warrant that you are at least 18 yeBDC old. We do not knowingly solicit or collect personal information on our Site from children under the age of 18 without prior verifiable parental consent.

How We Protect Transferred Data?

We may transfer the personal information we obtain about you to recipients in countries other than the country in which the information originally was collected. Those countries may not have the same data protection laws as the country in which you initially provided the information. To the extent required by applicable law, when we transfer your information to recipients in other countries (such as the United States, United Kingdom, Ireland or Cayman Islands), we will protect that information as described in this Policy.

If you are located in the European Economic Area (“EEA"), we will comply with applicable legal requirements regarding the provision of appropriate safeguards for the transfer of personal information to recipients in countries for which the European Commission has not issued an adequacy decision.

Do We Use “cookies” or Obtain Personal Information by Automated Means?

We do not currently use “cookies” although other firms or affiliates may use cookies. In the future, we may use cookies to help us tailor our Site to better suit your needs (for example, we may use cookies to enable us to save any personal preferences indicated by you) and to provide a more effective route to various components of our Site.

Cookies are small text files that are stored in your computer's memory and hard drive when you visit certain web pages. They are used to enable Sites to function or to provide information to the owners of a Site.

Automated Decision Making. Our Site contains cookies that function as an automated decision-making mechanism to determine user location.

Third party cookies. Third party cookies are cookies set by a web site other than the web site you are currently visiting. When you visit our Site, if we have link to third-party web site, you may receive cookies that are set by that third party. These cookies are used for the purposes described in the bullet points above. We do not control the setting of these third party cookies, so we suggest you might wish to check the third party web sites for more information about their use of cookies and how to manage them.

Amending internet browser settings to disable cookies. You can configure your browser to send accept all cookies, reject all cookies, notify you when a cookie is set, or delete cookies that have already been set. Each browser is different, so check the “Help” menu of your browser to learn how to change your cookie preferences. You are free to decline our cookies if your browser permits, although in that case you may not be able to use certain features on our Site. In addition, a number of companies offer utilities designed to help you visit Sites anonymously.

For more information about cookies and how to disable them please visit www.allaboutcookies.org, or you may consult the vendor documentation for your specific software.

How do We Respond to Do Not Track Signals?

We do not track users across time or over multiple Sites, we do not receive, or respond to, browser do-not-track signals or other similar mechanisms. However, as noted above, some third party sites do keep track of your browsing activities when they serve you content, which enables them to tailor what they present to you.

Amending your internet browser’s Do Not Track signal: Do Not Track (“DNT”) is a privacy preference that users can set in certain web browsers and is a way for users to inform Sites and services that they do not want certain information about their webpage visits collected over time and across Sites or online services.

To learn more about setting up a Do Not Track signal, please visit allaboutdnt.com.

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Any Questions?

If you have any questions regarding this privacy policy or would like to exercise your rights, you may contact our Chief Compliance Officer using the information below:

Attention: James Hickey
X1 Capital, Inc.

6637 S Winding Brook Dr
Fairhope, AL 36532
Phone: 713.614.7755
E-mail: jhickey@arisks.com

Definitions

Affiliates: Companies related by common ownership or control. They can be financial and nonfinancial companies.

Nonaffiliates: Companies not related by common ownership or control. They can be financial and nonfinancial companies.

Joint Marketing: A formal agreement between nonaffiliated financial companies that together market financial services to you.

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